Exhibit 99.1

          Astoria Financial Corporation Completes Redemption of Its
            12% Noncumulative Perpetual Preferred Stock, Series B

    LAKE SUCCESS, N.Y., Oct. 1 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association, announced today that it has completed the redemption of all 2,000,000 outstanding shares of its 12% Noncumulative Perpetual Preferred Stock, Series B (the "Preferred Shares"), at a redemption price of $27.25 per share, plus $1.00 in accrued and unpaid dividends, for an aggregate redemption price of $28.25 per Preferred Share (the "Redemption Price").
    Beginning October 1, 2003, the Preferred Shares will be deemed to no longer be outstanding, dividends on the Preferred Shares will cease to accrue and the holders of the Preferred Shares will have no rights other than the right to receive the Redemption Price, without interest, upon surrender of the certificates representing the Preferred Shares in accordance with the Notice of Redemption and the Letter of Transmittal. Astoria mailed the Notice of Redemption and the related Letter of Transmittal to each of the registered holders of its Preferred Shares on August 29, 2003.

    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.3 billion, is the second largest thrift institution headquartered in New York and fifth largest in the United States. Astoria Federal embraces its philosophy of "Putting people first" by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient branches and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through its branches and loan production offices in New York, an extensive broker network in 19 states, primarily on the East Coast, and through correspondent relationships in 44 states.

SOURCE  Astoria Financial Corporation
    -0-                             10/01/2003
    /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations of Astoria Financial Corporation, +1-516-327-7877, or ir@astoriafederal.com /
    /Company News On-Call:  http://www.prnewswire.com/comp/104529.html /
    /Web site:  http://www.astoriafederal.com
                http://ir.astoriafederal.com /
    (AF)

CO:  Astoria Financial Corporation
ST:  New York
IN:  FIN
SU: